Exhibit 99.1

                  THE MEDICINES COMPANY LOWERS 2005 GUIDANCE

                   Reports Preliminary Third Quarter Results

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Oct. 5, 2005--The Medicines Company (NASDAQ: MDCO) today lowered its revenue guidance for 2005 based on less growth than previously forecast in end-user demand for Angiomax(R) (bivalirudin) and the restructuring of the Company's wholesaler arrangements. The Company has agreed with its largest wholesalers to enter into new fee-for-service arrangements that the Company expects will improve its margins, create more predictable buying patterns, and result in reductions in wholesaler inventories.
    The Company now expects 2005 net revenues of approximately $150 million. Previously, the Company had said it expected net revenues for 2005 at the lower end of a range of $195 million to $204 million.
    Based on revenues to date and lower product sales expected to result in the short term from the restructured wholesaler arrangements, the Company now expects a 2005 loss of approximately $10 million, as compared to previous guidance of 2005 earnings at the low end of a range of $24 million to $31 million. For the third quarter ended September 30, 2005, the Company, on a preliminary basis, expects to report net revenues of approximately $30 million and a net loss of approximately $10 million.
    The Company expects the restructured arrangements with wholesalers to provide:

    --  competitive distribution costs, improving margins by 1-2%;

    -- an end to speculative buying by wholesalers, leading to lower inventory levels;

    -- more predictable buying patterns, resulting in more consistent accounts receivable;

    -- more frequent data on inventory, providing better planning and control; and

    --  guaranteed customer order fulfillment at a rate of 98%.

    As a result, aggregate wholesaler inventory levels are expected to be reduced from an average of 14 weeks to four to six weeks by the end of the first quarter of 2006. These inventory reductions are expected to reduce reported net sales to wholesalers by approximately $26 million in 2005 and $13 million in the first quarter of 2006.
    Clive Meanwell, Chairman and Chief Executive Officer, said, "In a sluggish cath lab market, Angiomax hospital sales have grown by 42% this year compared to last year, but we are about $19 million below our ambitious hospital sales plan for 2005. In addition, we believe that wholesaler changes will strengthen our future performance and that the benefits outweigh the short-term pain."
    John Kelley, President and Chief Operating Officer, said, "In the past year, we have increased market share for Angiomax in PCI from 26% to 33%. We expect to continue to grow and gain market share as our new label and increased selling resources take effect. We are also looking forward to a series of important events over the coming months including completion of the ACUITY trial this year and presentation of results at the ACC conference next March and starting Cangrelor Phase III trials."

    Conference Call

    The Company will host a conference call with management today at 5:00 p.m. EDT to discuss this announcement as well as updates on potential new indications for Angiomax and developments concerning Clevidipine and Cangrelor.

    The webcast and accompanying slides can be accessed at www.themedicinescompany.com. Alternatively, the call dial-in is 800-638-4930, passcode is 79545099. From outside the U.S., dial
617-614-3944 (passcode is 79545099). The replay will be available following the call at 7.30 p.m. EDT for two weeks. The replay can be accessed by dialing 888-286-8010. Outside the U.S., dial 617-801-6888. The replay passcode is 36223991.

    About The Medicines Company

    The Medicines Company (NASDAQ: MDCO) meets the demands of the world's most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax(R) (bivalirudin), an anti-clotting therapy approved in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators.

    Statements contained in this press release about The Medicines Company, the Company's projected revenues and financial results for the third quarter of 2005 and the full year 2005, Angiomax, the timing of clinical trial results and product or indication launches, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "intends", "potential", "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company's dependence on wholesalers and international distribution partners for sales of Angiomax and the fluctuation of revenues based on the buying patterns of these wholesalers and international distribution partners, the success of the arrangements with the Company's wholesalers referred to in this release, that these wholesaler arrangements are subject to termination on short notice, completion of accounting procedures with respect to the third quarter of 2005, physicians' acceptance of Angiomax clinical trial results, whether the Company will be able to obtain regulatory approval for additional indications of Angiomax, whether the Company's products will receive approvals from regulatory agencies, whether the Company's products will advance in the clinical trials process, whether the clinical trial results will warrant submission of applications for regulatory approval, and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed on August 8, 2005, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

    CONTACT: The Medicines Company
             Michael Mitchell, 973-656-1616
             investor.relations@themedco.com